EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CORPORATION ANNOUNCES
SECOND QUARTER EARNINGS OF $0.91 PER SHARE;
ABF®’s OPERATING RATIO IS 90.9%

     (Fort Smith, Arkansas, July 25, 2005) — Arkansas Best Corporation (Nasdaq: ABFS) today announced second quarter 2005 net income of $23.4 million, or $0.91 per diluted common share, compared to second quarter 2004 net income of $19.3 million, or $0.76 per diluted common share. Arkansas Best’s second quarter 2005 revenue was $456.7 million compared to $424.5 million in the second quarter of 2004.

ABF Freight System, Inc.®

     ABF Freight System, Inc., the company’s largest subsidiary, had second quarter 2005 revenues of $417.5 million, a per-day increase of 6.8% over second quarter 2004 revenue of $391.0 million. Second quarter 2005 operating income at ABF was $38.1 million compared to $32.8 million during the second quarter of 2004, an increase of 16.2%. ABF’s second quarter 2005 operating ratio was 90.9% versus an operating ratio of 91.6% in the second quarter of 2004. “ABF increased its revenues and improved its operating margins in the second quarter of 2005 through balanced yield improvement and cost reductions. Although we did not have the strong tonnage growth that we had in the second quarter of 2004, our operating ratio and profits were better,” said Robert A. Young III, Arkansas Best Chairman and Chief Executive Officer.

     “Several areas contributed to the improvement in ABF’s second quarter operating ratio versus last year. LTL and truckload revenue yields, excluding fuel surcharge, increased by over three percent. ABF continues to emphasize the addition of profitable business and remains committed to maintaining a good balance between tonnage growth and overall profitability,” said Mr. Young. “On the cost side, ABF reduced its use of rail by moving a higher percentage of freight with ABF drivers and equipment. In many of the lanes where ABF discontinued using rail, we improved transit-time reliability and reduced costs. ABF’s second quarter workers’ compensation costs are below last year by approximately $2.7 million for a couple of reasons. First, there are reductions in the frequency and severity of new claims. Second, in last year’s second quarter, ABF incurred additional costs of approximately $1.1 million due to an increase in the reserves associated with the insolvency of one of its workers’ compensation excess claims insurers. However, the decline in workers’ compensation costs was offset, to some extent, by an increase in non-union health costs,” said Mr. Young. “Despite a decline in second quarter LTL tonnage per day, 2005 second quarter operating results illustrate that ABF’s business is still at a level where improvement of yields through an emphasis on individual account profitability and strict cost control can produce a very profitable quarter,” said Mr. Young.

     ABF’s second quarter LTL tonnage per day decreased by 3.4% versus last year. “Last year, beginning in April and continuing throughout the remainder of the year, ABF experienced an increase in LTL tonnage of nearly nine percent compared to the last nine months of 2003. Now, a year later, our comparative LTL tonnage figures are coming up short of those levels,” said Mr. Young. ABF’s 2005 second quarter truckload tonnage per day increased by 7.8% over the same period last year. “Once again ABF had strong growth in its truckload tonnage, continuing a trend that began in the fourth quarter of 2003,” said Mr. Young. Through the first twenty-one days of July, average daily tonnage figures in ABF’s total business are lower than last year by a little more than three percent.

     Billed LTL revenue per hundredweight was $27.53 versus last year’s second quarter figure of $25.37. Billed LTL revenue per hundredweight, excluding fuel surcharge, increased by 3.2%. “Though very competitive, the LTL pricing environment remains solid,” said Mr. Young. “We are pleased with the current retention level of the May 23 general rate increase. In addition, the percentage of price increases on contract renewals continues to be encouraging.” ABF’s second quarter 2005 LTL weight per shipment increased by just under one percent compared to the second quarter of 2004. Second quarter 2005 LTL length of haul declined by 1.4% versus the same period in 2004. LTL freight density was flat compared to the second quarter of 2004. Increases in weight per shipment and decreases in length of haul cause revenue per hundredweight to go down.

     ABF’s billed truckload revenue per hundredweight, excluding fuel surcharge, increased by 8.1%. “These larger shipments, which are priced at levels that produce good margins, help fill available capacity within ABF’s network,” said Mr. Young. “ABF will continue to pursue truckload-sized shipments as long as service on its base LTL business is not adversely affected and the good margins we currently have can be maintained.”

     “ABF’s second quarter productivity measures on the dock and in the city pickup and delivery operation were consistent with those of recent quarters, though they are below those of the second quarter of 2004. The increase in truckload shipments, which on a per-bill basis are generally more labor intensive to pickup and deliver, combined with fewer LTL shipments reduced second quarter productivity measures in ABF’s street and dock operations compared to last year,” said Mr. Young. “However, the yard productivity of trailer movement to and from the dock at ABF’s largest facilities was at its highest level since the third quarter of 2003.”

     ABF’s second quarter cargo claim ratio, a measure of net cash payouts to revenue, was 0.72%, an improvement when compared to this year’s first quarter. “We believe ABF’s full-year 2004 cargo claim ratio of 0.79% was one of the best in the LTL industry. We are pleased with progress that was made in the second quarter to further reduce cargo claims,” said Mr. Young. “ABF’s emphasis on undamaged deliveries provides value to its customers and to the marketplace.”

ABF’s Premium Service Employee Agreement

     In May 2005, ABF reached agreement with the International Brotherhood of Teamsters union on specific language outlining ABF’s use of the Premium Service Employee provisions of its labor agreement in 13 Northeastern facilities. ABF’s implementation of this service began in June. “We are excited about the opportunities this agreement offers for new business within our company and for additional employee jobs,” said Mr. Young. “We are also encouraged by the enthusiasm and support our existing employees have shown for this new service. As a result of this agreement, ABF will be able to offer more second-day service lanes and can now provide overnight and even same-day service in selective lanes in the dense Northeastern market. The rollout of this service will be deliberate and ABF will build on initial successes in additional locations.”

Clipper

     Clipper’s second quarter 2005 revenue was $28.8 million, a 15.0% increase over second quarter 2004 revenue of $25.0 million. “Every Clipper division experienced second quarter revenue growth over last year, highlighted by a 30% increase in truck brokerage revenue and an 18% increase in the revenue of Clipper’s temperature-controlled division,” said Mr. Young. Clipper’s second quarter 2005 operating ratio was 95.4% compared to a second quarter 2004 operating ratio of 97.1%. “This was Clipper’s best quarterly operating ratio for any quarter since 1997,” said Mr. Young.

     “Clipper’s temperature-controlled division had solid second quarter margins due to strong customer demand for its spot market, rail capacity. This resulted from the availability of a large number of loads containing high-quality produce combined with fewer truck options for moving those loads eastbound from the West Coast,” said Mr. Young. “Clipper’s brokerage division added several new accounts and maintained its positive first quarter momentum because of continuing good service from its trucking partners. Clipper’s intermodal division improved its second quarter revenues and operating margins with new accounts and additional business from existing accounts. Finally, the addition of profitable revenue, combined with ongoing cost control measures, has reduced the impact of overhead costs on Clipper’s margins.”

Common Stock Purchase

     During the second quarter of 2005, Arkansas Best made open-market purchases, totaling 125,000 shares, of its common stock. The total purchase price for these transactions was $4.0 million. These common shares were added to the company’s treasury stock. Since February 2003, as a part of a previously announced program to repurchase up to a maximum of $25 million of its common stock, Arkansas Best has purchased a total of 634,150 shares totaling $17.9 million. Arkansas Best plans to continue making open-market purchases of its stock on an opportunistic basis.

Credit Agreement Extension

     As of June 3, 2005, Arkansas Best amended and restated its existing $225 million Credit Agreement. The agreement is for five years and is now scheduled to mature on May 15, 2010. The amended agreement provides for reductions in facility fees, letter of credit fees and applicable interest margins. Under the amended agreement, the financial ratios Arkansas Best is required to maintain are less restrictive. In addition, Arkansas Best no longer has a borrowing base requirement and is not bound by certain other financial covenants contained in the previous credit agreement.

California Terminal Properties

     In August 2001, Arkansas Best sold the stock of its subsidiary, G.I. Trucking Company (G.I.). As part of the sales transaction, Arkansas Best retained the ownership of three California terminal facilities and has been leasing them to G.I. The lease agreements contain options for G.I. to purchase the three terminals. Arkansas Best and G.I. have now reached agreement of all terms for G.I. to purchase these terminals. The closing of this transaction is expected to occur on or before July 28. As a result, Arkansas Best anticipates recognizing an after-tax gain of $9.8 million ($0.38 per diluted common share) in the third quarter of 2005. The gain includes the assumption of certain obligations by G.I.

Conference Call

     Arkansas Best Corporation will host a conference call with company executives to discuss the 2005 second quarter results. The call will be today, Monday, July 25, at 11:00 a.m. EDT (10:00 a.m. CDT). Interested parties are invited to listen by calling (877) 275-1257.

Following the call, a recorded playback will be available through Saturday, August 13. To listen to the playback, dial (800) 642-1687. The conference call ID for the playback is 7514648. The conference call and playback can also be accessed, through Saturday, August 13, on Arkansas Best’s Internet Web site at www.arkbest.com.

Company Description

     Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of less-than-truckload (“LTL”) general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation. For more information, please visit www.arkbest.com.

Forward-Looking Statements

     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this press release that are not based on historical facts are “forward-looking statements.” Terms such as “estimate,” “forecast,” “expect,” “predict,” “plan,” “anticipate,” “believe,” “intend,” “should,” “would,” “scheduled,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including, but not limited to, union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best’s subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims; union and non-union employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (“SEC”) public filings.

     The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30

	2005	2004	2005	2004

	($ thousands, except share and per share data)

OPERATING REVENUES	$456,660	$424,488	$873,938	$799,336

OPERATING EXPENSES AND COSTS	417,919	392,498	817,772	759,052

OPERATING INCOME	38,741	31,990	56,166	40,284

OTHER INCOME (EXPENSE)
Net gain on sales of property and other	48	241	48	185
Short-term investment income	549	37	891	45
Fair value changes and payments on interest rate swap(1)	—	587	—	149
Interest expense and other related financing costs	(1,089)	(441)	(1,478)	(730)
Other, net	135	(90)	81	(136)

	(357)	334	(458)	(487)

INCOME BEFORE INCOME TAXES	38,384	32,324	55,708	39,797

FEDERAL AND STATE INCOME TAXES
Current	19,345	11,453	31,891	13,758
Deferred (credit)	(4,368)	1,573	(10,054)	2,280

	14,977	13,026	21,837	16,038

NET INCOME	$23,407	$19,298	$33,871	$23,759

Basic:
NET INCOME PER SHARE	$0.93	$0.77	$1.34	$0.95

AVERAGE COMMON SHARES OUTSTANDING (BASIC)	25,296,462	24,951,173	25,364,969	25,003,614

Diluted:
NET INCOME PER SHARE	$0.91	$0.76	$1.31	$0.94

AVERAGE COMMON SHARES OUTSTANDING (DILUTED)	25,613,400	25,321,028	25,773,623	25,391,306

CASH DIVIDENDS PAID PER COMMON SHARE	$0.12	$0.12	$0.24	$0.24

(1)	The Company’s interest rate swap matured on April 1, 2005. For the first quarter 2005, payments on the swap and changes in fair value of the swap were approximately equal in amount.

Note: Certain prior year amounts have been reclassified to conform to the current year presentation, including the reclassification of short-term investment income from interest expense, to a separate category. In addition, deferred financing costs and letter of credit fees have been reclassified from other expense to interest expense and other related financing costs.

ARKANSAS BEST CORPORATION CONSOLIDATED BALANCE SHEETS

	June 30	December 31
	2005	2004

	(Unaudited)	Note
	($ thousands, except share data)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$17,633	$32,359
Short-term investment securities(1)	71,569	38,514
Accounts receivable, less allowances (2005 – $4,098; 2004 – $4,425)	155,474	150,812
Prepaid expenses	11,430	15,803
Deferred income taxes	32,145	28,617
Prepaid income taxes	1,842	3,309
Other	7,200	4,268

TOTAL CURRENT ASSETS	297,293	273,682

PROPERTY, PLANT AND EQUIPMENT
Land and structures	222,898	229,253
Revenue equipment	416,457	395,574
Service, office and other equipment	116,557	115,407
Leasehold improvements	14,046	13,411

	769,958	753,645
Less allowances for depreciation and amortization	393,073	383,647

	376,885	369,998

PREPAID PENSION COSTS	25,566	24,575

OTHER ASSETS	71,502	73,234

ASSETS HELD FOR SALE	7,074	1,354

GOODWILL, less accumulated amortization (2005 and 2004 – $32,037)	63,895	63,902

	$842,215	$806,745

Note: The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

(1)	Auction rate securities in the amount of $38.5 million have been reclassified from cash and cash equivalents at December 31, 2004 to short-term investments. Auction rate securities were included in cash and cash equivalents at December 31, 2004 because of the short duration of their reset periods.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS - continued

	June 30	December 31
	2005	2004
	(Unaudited)	Note
	($ thousands, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft and drafts payable	$18,978	$15,862
Accounts payable	72,737	62,784
Income taxes payable	8,890	2,941
Accrued expenses	146,426	148,631
Current portion of long-term debt	324	388

TOTAL CURRENT LIABILITIES	247,355	230,606

LONG-TERM DEBT, less current portion	1,226	1,430

FAIR VALUE OF INTEREST RATE SWAP(2)	—	873

OTHER LIABILITIES	68,402	67,571

DEFERRED INCOME TAXES	31,353	37,870

FUTURE MINIMUM RENTAL COMMITMENTS, NET
(2005 — $42,327; 2004 — $45,763)	—	—

OTHER COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, authorized 70,000,000 shares; issued 2005: 26,114,221 shares; 2004: 25,805,702 shares	261	258
Additional paid-in capital	238,638	229,661
Retained earnings	283,898	256,129
Treasury stock, at cost, 2005: 693,932 shares; 2004: 531,282 shares	(18,882)	(13,334)
Unamortized restricted stock	(5,716)	—
Accumulated other comprehensive loss	(4,320)	(4,319)

TOTAL STOCKHOLDERS’ EQUITY	493,879	468,395

	$842,215	$806,745

Note: The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

(2)	The Company’s interest rate swap matured on April 1, 2005.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30
	2005	2004
	($ thousands)
OPERATING ACTIVITIES
Net income	$33,871	$23,759
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,318	26,628
Other amortization	139	146
Amortization of restricted stock award	230	—
Provision for losses on accounts receivable	1,067	615
Provision (credit) for deferred income taxes	(10,054)	2,280
Fair value of interest rate swap	(873)	(2,772)
Gain on sales of assets and other	(661)	(1,241)
Changes in operating assets and liabilities:
Receivables	(5,691)	(19,362)
Prepaid expenses	4,373	(3,957)
Other assets	(2,928)	4,186
Accounts payable, taxes payable, accrued expenses and other liabilities	14,492	28,764

NET CASH PROVIDED BY OPERATING ACTIVITIES	63,283	59,046

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(35,600)	(35,906)
Proceeds from asset sales	5,026	4,992
Purchases of short-term investment securities(1)	(145,924)	—
Proceeds from sales of short-term investment securities(1)	112,855	—
Capitalization of internally developed software and other	(2,196)	(2,197)

NET CASH USED BY INVESTING ACTIVITIES	(65,839)	(33,111)

FINANCING ACTIVITIES
Borrowings under revolving credit facilities	—	34,300
Payments under revolving credit facilities	—	(34,300)
Payments on long-term debt	(267)	(249)
Net decrease in bank overdraft	(2,061)	(2,482)
Dividends paid on common stock	(6,102)	(5,984)
Purchase of treasury stock	(5,548)	(7,527)
Proceeds from the exercise of stock options and other	1,808	2,185

NET CASH USED BY FINANCING ACTIVITIES	(12,170)	(14,057)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(14,726)	11,878
Cash and cash equivalents at beginning of period	32,359	5,251

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$17,633	$17,129

(1)	Purchases and sales of auction rate securities. The Company’s auction rate securities have increased $33.1 million since December 31, 2004.

ARKANSAS BEST CORPORATION
FINANCIAL STATEMENT OPERATING SEGMENT DATA
AND OPERATING RATIOS (Unaudited)

	Three Months Ended				Six Months Ended
	June 30				June 30
	2005		2004		2005		2004
	($ thousands)
OPERATING REVENUES
ABF Freight System, Inc.(1)
LTL	$378,702		$358,461		$729,570		$676,415
TL	38,837		32,572		72,038		60,730

Total	417,539		391,033		801,608		737,145

Clipper	28,796		25,036		52,260		45,941
Other revenues and eliminations	10,325		8,419		20,070		16,250

Total consolidated operating revenues	$456,660		$424,488		$873,938		$799,336

OPERATING EXPENSES AND COSTS
ABF Freight System, Inc.(1)
Salaries, wages and benefits	$250,435	60.0%	$239,761	61.3%	$495,056	61.8%	$469,066	63.6%
Supplies and expenses	61,306	14.7	50,242	12.8	117,693	14.7	96,910	13.2
Operating taxes and licenses	10,873	2.6	10,459	2.7	21,435	2.7	20,736	2.8
Insurance	6,411	1.5	6,061	1.5	12,869	1.6	11,279	1.5
Communications and utilities	3,372	0.8	3,469	0.9	7,152	0.9	7,301	1.0
Depreciation and amortization	13,050	3.1	11,542	3.0	25,825	3.2	23,102	3.1
Rents and purchased transportation	33,396	8.0	36,387	9.3	64,881	8.1	65,912	8.9
Other	1,133	0.3	415	0.1	2,055	0.2	1,433	0.3
Gain on sale of equipment	(498)	(0.1)	(65)	—	(613)	(0.1)	(100)	—

	379,478	90.9%	358,271	91.6%	746,353	93.1	695,639	94.4%

Clipper
Cost of services	25,501	88.6%	22,205	88.7%	46,819	89.6%	41,495	90.3%
Selling, administrative and general	1,975	6.8	2,101	8.4	4,143	7.9	4,289	9.4
Loss on sale of equipment	—	—	—	—	—	—	2	—

	27,476	95.4%	24,306	97.1%	50,962	97.5%	45,786	99.7%

Other expenses and eliminations	10,965		9,921		20,457		17,627

Total consolidated operating expenses and costs	$417,919		$392,498		$817,772		$759,052

OPERATING INCOME (LOSS)
ABF Freight System, Inc.(1)	$38,061		$32,762		$55,255		$41,506
Clipper	1,320		730		1,298		155
Other income and eliminations	(640)		(1,502)		(387)		(1,377)

Total consolidated operating income	$38,741		$31,990		$56,166		$40,284

(1)	Includes U.S., Canadian, and Puerto Rican operations of ABF affiliates.

ARKANSAS BEST CORPORATION
FINANCIAL STATISTICS (Unaudited)

Rolling Twelve Months
Ended
June 30, 2005
FINANCIAL STATISTICS

After-Tax Return on Stockholders’ Equity (net income / average equity)	18.87%

Debt to Equity Ratio	0.00:1

After-Tax Return on Capital Employed (1)	19.03%

(1)	(Net income + interest after tax) / (average total debt + average equity)

ABF FREIGHT SYSTEM, INC.
OPERATING STATISTICS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005

		Three Months Ended June 30			Six Months Ended June 30
		2005	2004	% Change	2005	2004	% Change
Billed Revenue* / CWT	LTL	$27.53	$25.37	8.5%	$26.92	$24.97	7.8%
	TL	$10.69	$9.37	14.1%	$10.22	$9.09	12.4%
	Total	$23.91	$22.21	7.7%	$23.41	$21.83	7.2%

Billed Revenue* / CWT	LTL	$24.82	$24.06	3.2%	$24.42	$23.78	2.7%
(without fuel surcharge)
	TL	$9.62	$8.90	8.1%	$9.21	$8.66	6.4%
	Total	$21.55	$21.07	2.3%	$21.22	$20.79	2.1%

Billed Revenue* / Shipment	LTL	$272.09	$248.68	9.4%	$265.53	$245.43	8.2%
	TL	$1,735.43	$1,553.27	11.7%	$1,657.81	$1,496.93	10.7%
	Total	$296.14	$267.38	10.8%	$287.68	$263.59	9.1%

Billed Revenue* / Shipment	LTL	$245.29	$235.84	4.0%	$240.86	$233.77	3.0%
(without fuel surcharge)
	TL	$1,561.90	$1,474.62	5.9%	$1,493.37	$1,426.25	4.7%
	Total	$266.93	$253.61	5.3%	$260.78	$251.07	3.9%

Tonnage (tons)	LTL	690,768	715,078	(3.4)%	1,361,336	1,366,524	(0.4)%
	TL	189,671	175,872	7.8%	361,750	337,176	7.3%

	Total	880,439	890,950	(1.2)%	1,723,086	1,703,700	1.1%

Shipments	LTL	1,398,080	1,459,189	(4.2)%	2,759,983	2,780,431	(0.7)%
	TL	23,366	21,228	10.1%	44,607	40,929	9.0%

	Total	1,421,446	1,480,417	(4.0)%	2,804,590	2,821,360	(0.6)%

*	Billed revenue does not include revenue deferral required for financial statement purposes under the company’s revenue recognition policy.

There were 64 workdays in the three months ended June 30, 2005 and in the three months ended June 30, 2004. There were 128 workdays in the six months ended June 30, 2005 and 128 workdays in the six months ended June 30, 2004. Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

Contact:	Mr. David E. Loeffler, Senior Vice President, Chief Financial Officer and Treasurer
Telephone: (479) 785-6157

Mr. David Humphrey, Director of Investor Relations
Telephone: (479) 785-6200

END OF RELEASE